Execution Version

10 May 2023
BABYLON HOLDINGS LIMITED (as Company) EACH OF THE ENTITIES LISTED IN SCHEDULE 1 (as Obligors) and THE NOTEHOLDERS
PROJECT GARDEN FRAMEWORK IMPLEMENTATION AGREEMENT

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CONTENTS
Clause    Page

THIS AGREEMENT is dated 10 May 2023 and made between
PARTIES
(1)BABYLON HOLDINGS LIMITED, a company incorporated under the laws of Jersey as a public limited liability company with registration number 115471 (the “Company”).
(2)Each of the entities listed in Schedule 1 (together with the Company, the “Obligors”).
(3)ALBACORE CAPITAL LLP in its capacity as investment manager for the Existing Noteholders and the Bridge Noteholders (each as defined below and listed in Schedule 4) (together, the “Noteholders”).
RECITALS
(A)The Company and the Noteholders have been in negotiations with the objective of reaching an agreement for a restructuring of the Group.
(B)The Parties have agreed to support and facilitate the implementation of the Restructuring on and subject to the terms and conditions set out in this Agreement.
IT IS AGREED as follows:
1.INTERPRETATION
1.1Definitions
In this Agreement:
“Affiliate” means, with respect to a person, any other person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such person and, for the purposes of this definition, “control” shall mean the power, direct or indirect, to (a) vote on more than fifty (50) per cent. of the securities having ordinary voting power for the election of directors of such person, or (b) direct or cause the direction of the management and policies of such person whether by contract or otherwise;
“Agreed Form” means in the form agreed in writing between the Company (or the Company’s Counsel expressly on its behalf) and the Majority Noteholders (or the Noteholders’ Counsel expressly on their behalf), each acting reasonably;
“AlbaCore” means AlbaCore Capital LLP;
“Alternative Transaction” has the meaning given to it in Clause 3.2(b) (Support for the Restructuring);
“A&M” means Alvarez & Marsal Europe Limited in its capacity as financial adviser to the Company and the Group;
“Amendment and Restatement Agreement” means the amendment and restatement agreement pursuant to which the Bridge Notes Facility Agreement is to be amended and restated;
“Appointor” has the meaning given to it in Clause 1.1(a) (Obligors’ agent);
“Authorisation” means any authorisation, consent, approval, resolution, licence, exemption, filling, notarisation or registration;
“BGHL” means Babylon Group Holdings Limited, a private limited company incorporated under the laws of England and Wales with company number 14707874;
“Bridge Finance Document” shall have the meaning given to such term in the Bridge Loan Notes Facility Agreement;
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“Bridge Noteholders” means the holders of the Bridge Notes as listed in Schedule 4;
“Bridge Notes” means the notes issued under the Bridge Notes Facility Agreement;
“Bridge Loan Notes Facility Agreement” means the bridge loan notes facility agreement made between, among others, the Company and the entities listed therein as Original Bridge Noteholders (as defined in the Bridge Notes Facility Agreement) dated 9 March 2023 (as amended and/or restated from time to time);
“Bridge Notes Facility Amendment” means the proposed amendment to the Bridge Notes Facility Agreement pursuant to the Amendment and Restatement Agreement;
“Bridge Notes Facility Amendment Documents” means:
(a)the Amendment and Restatement Agreement scheduling the amended and restated Bridge Notes Facility Agreement; and
(b)the Bridge Notes Facility Agreement Second Subscription Agreement.
“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York City and Jersey;
“Company’s Advisers” means Latham & Watkins and A&M or in each case any successor advisers to the Company and the Group;
“Company’s Counsel” means Latham & Watkins as legal counsel to the Company and the Group;
“Confidential Information” has the meaning given to it in Clause 7.1 (Confidentiality);
“Connected Persons” means with respect to a person, (a) its Affiliates; (b) Related Entities; (c) its partners, directors, officers, managers, employees, investors, legal and other professional advisers (including auditors), regulators, agents, managers and representatives; (d) its Affiliates’ or its Related Entities’ partners, officers, managers, employees, investors, legal and other professional advisers (including auditors), regulators, agents, managers and representatives; and (e) any collective investment scheme, investment vehicle or other entity managed, advised or controlled by any such person or any of its Affiliates or Related Funds, and any Subsidiary or Holding Company or subsidiary undertaking or parent undertaking of any such entity;
"Data Room” means the electronic data room titled ‘Project Garden’ at https://www.datasite.com/us/en.html;
“Debt” means all Liabilities due, owing or incurred from time to time by any member of the Group under the Finance Documents;
“Default” shall have the meaning given to such term in any of the Finance Documents;
“Dispute” has the meaning given to it in Clause 20.2 (Jurisdiction);
“Effective Date” means the date on which this Agreement is executed by the Parties to this Agreement;
“Enforcement Action” shall have the meaning given to such term in the Intercreditor Agreement;
“Event of Default” shall have the meaning given to such term in any of the Finance Documents;
“Existing Noteholders” means the holders of the Existing Notes as listed in Schedule 4;
“Existing Notes” means the notes issued by the Company pursuant to a notes subscription agreement between the Company and the entities listed therein as note subscribers and the deed poll dated 4 November 2021, as amended and supplemented by a supplemental deed poll dated 31 March 2022 and as further amended and supplemented by a supplemental deed poll dated 15 March 2023, each as amended or as amended and restated from time to time;
“Existing Notes Amendments” means the proposed amendment to the Existing Notes Finance Documents;
“Existing Notes Finance Documents” has the meaning given to the term “Transaction Document” in the supplemental deed poll executed by the Company dated 15 March 2023;
“Existing Notes Finance Documents Amendments” means the Supplemental Deed Poll to be issued in respect of the Existing Notes;
“Finance Documents” means the Existing Notes Finance Documents and the Bridge Finance Documents;
“Group” means the Company and each of its Subsidiaries from time to time;
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;
“Implementation Milestones” has the meaning given to in the table set out in Schedule 3 (Implementation Milestones);
“Insolvency Event” shall have the meaning given to such term in the Intercreditor Agreement;
“Intercreditor Agreement” means the intercreditor agreement dated 9 March 2023 and entered into between, among others, the Company, the Trustee and the Security Agent (as amended and/or restated from time to time);
“Kirkland & Ellis” means Kirkland & Ellis International LLP (and/or any of its affiliates and/or any of its affiliated partnerships) acting in its capacity as legal adviser to the Noteholders;
“Latham & Watkins” means Latham & Watkins LLP (and/or any of its affiliates and/or any of its affiliated partnerships) acting in its capacity as legal adviser to the Company and the Group;
“Majority Noteholders” means, at any time, Noteholders represents more than 50% by value of the aggregate principal amount of the Bridge Notes and Existing Notes;
“Material Adverse Effect” means, by reference to the position as at the date of this Agreement, a material adverse effect on or material adverse change in (a) the ability of (i) the Company or (ii) the Obligors as a whole, in each case, to perform any of its or their (as applicable) material obligations under this Agreement or otherwise to implement or consummate the Restructuring as contemplated; or (b) the consolidated financial condition, assets or business of the Group taken as a whole;
“Non-cooperation Notice” has the meaning given to it in Clause 3.6(a)(iv) (Additional undertakings by the Company and the Obligors);
“Notes Amendment Documents” means the Bridge Notes Facility Amendment Documents and the Existing Notes Finance Documents Amendments;
“Notes Amendments” means the Bridge Loan Note Facility Amendment and the Existing Notes Amendments;
“Noteholder” means a holder of the Existing Notes and/or the Bridge Notes;
“Noteholders’ Advisers” means Kirkland & Ellis and PJT or in each case any successor advisers to the Noteholders;

“Noteholders’ Counsel” means Kirkland & Ellis International LLP as legal counsel to the Noteholders;
“Participating Member States” means any member state of the European Union that adopts or has adopted, and in each case continues to adopt, the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union;
“Party” means a party to this Agreement;
“PJT” means PJT Partners (UK) Limited as financial advisers to the Noteholders;
“Related Entity” in relation to an entity (the “First Entity”), means any investment managers or investment advisors of the First Entity, any person which is managed or advised by the First Entity in its capacity as investment manager or advisor, an entity which is managed or advised by the same investment manager or investment adviser as the First Entity (or its Affiliates) or, if it is managed by a different investment manager or investment adviser, an entity whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Entity (or its Affiliates);
“Reservations” means:
(c)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation, moratorium and other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;
(d)the time barring of claims under any applicable limitation law (including the Limitation Act 1980 and the Foreign Limitation Periods Act 1984), the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and
(e)similar principles, rights and defences under the laws of any relevant jurisdiction;
“Restructuring” means transactions relating to the capital structure of the Group to be implemented in accordance with the Restructuring Term Sheet and the Restructuring Documents;
“Restructuring Documents” means this Agreement and all other documents, agreements and instruments necessary or reasonably desirable to support, facilitate, implement or consummate or otherwise give effect to all or any part of the Restructuring in accordance with this Agreement and the Restructuring Term Sheet, in each case in the Agreed Form;
“Restructuring Effective Time” means the time at which the Restructuring Documents are unconditionally effective in accordance with their respective terms and the Restructuring has been implemented;
“Restructuring Longstop Time” means 11:59 p.m. (London time) on 30 June 2023 or such later time as may be agreed in writing by the Company and the Noteholders;
“Restructuring Term Sheet” means the term sheet set out in Schedule 2;
“Security Agent” means Kroll Trustee Services Limited as security agent or any successor security agent appointed under the terms of the Intercreditor Agreement;
“Senior Manager” means any director, officer or employee of the Company or any member of the Group whose annual base salary is USD 275,000 (or its equivalent in another currency) or higher;
“Subsidiary” means, in relation to any company, corporation or other legal entity (a “legal entity”), any company, corporation or other legal entity:
(a)which is controlled, directly or indirectly, by the legal entity;

(b)in which more than half of the issued share capital is beneficially owned, directly or indirectly, by the legal entity; or
(c)which is a subsidiary of another Subsidiary of the legal entity, and, for this purpose, an entity shall be treated as being controlled by another if that other entity is able to: (i) determine the composition of the majority of its board of directors or equivalent body; and/or (ii) direct or cause the direction of management to comply with the type of material restrictions and obligations contemplated in this Agreement, in each case whether by virtue of ownership of share capital, contract or otherwise; and
“Trustee” means Kroll Trustee Services Limited in its capacity as trustee under the Bridge Notes Facility Agreement, or any successor trustee appointed under the terms of the Bridge Notes Facility Agreement.
1.2Construction
In this Agreement, unless a contrary indication appears or the context otherwise requires:
(a)terms used, but not defined, in this Agreement have the meaning given to them in the Intercreditor Agreement;
(b)singular includes plural and vice versa;
(c)a reference to this Agreement includes all schedules and appendices, exhibits and other attachments hereto, including, but not limited to, the Restructuring Term Sheet
(d)a reference to a Clause, Sub-clause or Schedule is a reference to a clause or sub-clause of, or a schedule to, this Agreement;
(e)the headings and recitals in this Agreement do not affect its interpretation;
(f)a reference to a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;
(g)a reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
(h)a reference to any document is a reference to that document as amended, supplemented, novated, extended or restated from time to time, save that any terms defined or incorporated into this Agreement by reference to another document shall refer to the term contained in that document as at the date of this Agreement;
(i)a reference to “assets” includes present and future properties, revenues and rights of every description;
(j)a reference to “guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;
(k)a reference to “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(l)a reference to a “person” includes any individual, firm, company, corporation, unincorporated association, governmental body, state or agency of a state or any association, trust, fund, joint venture, consortium or other partnership (whether or not having separate legal personality);
(m)a reference to a “beneficial owner” is to the person that holds the beneficial and/or ultimate economic interest in any Debt (including by way of Sub-Participation or pursuant to a binding agreement to purchase on standard trade terms) and “beneficial ownership” shall be construed accordingly;
(n)a reference to a Party or any other person includes its successors in title, permitted assigns and permitted transferees;
(o)a reference to a time of day is a reference to the time in London;
(p)a reference to “Euro”, “euro”, “€” and “EUR” is to the lawful currency of the Participating Member States; and
(q)a reference to “includes” or “including” is without limitation.
1.3Third party rights
(a)Unless otherwise expressly provided in this Agreement, a person who is not a Party may not enforce any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999.
(b)No consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of this Agreement.
1.4Execution by Noteholders
(a)Where AlbaCore enters into or accedes to this Agreement on behalf of funds or accounts it manages or advises as investment manager, each other Party acknowledges that:
(i)AlbaCore does not execute this Agreement in any personal capacity;
(ii)AlbaCore executes this Agreement pursuant to, and to the extent of, its authority to act in such capacity; and
(iii)AlbaCore does not make any representations, warranties or undertakings of any kind in any personal capacity to any Party, and shall have no personal liability whatsoever to any Party, under or in connection with this Agreement, and no Party will have any recourse to it in any personal capacity in any way whatsoever.
2.FORBEARANCES
(a)Subject to Clause 4 (Limitations generally) and Clause 5 (Termination), unless expressly contemplated by the Restructuring Documents, no Party shall:
(i)take any Enforcement Action;
(ii)direct, instruct or encourage any other person to take any Enforcement Action; or
(iii)vote, or allow any proxy to vote or instruct any other person to vote, in favour of any Enforcement Action, except with the consent of the Company and the Noteholders to the extent necessary or reasonably desirable to implement or consummate all or any part of the Restructuring.
(b)Subject to Clause 4 (Limitations generally) and Clause 5 (Termination), each Noteholder agrees to temporarily waive and forbear from exercising any rights or remedies under the Finance Documents against any Obligor it may have as a result of any Default or Event of Default (as such terms are defined in the Finance Documents)

or any analogous concepts under the Finance Documents and its consequences thereunder existing at the Effective Date or arising during the term of this Agreement as a result of:
(i)the proposal, negotiation, implementation and/or consummation of any step required to implement or consummate the Restructuring, including entering into the Notes Amendment Documents and the Restructuring Documents and complying with the terms of this Agreement; or
(ii)the provisions of this Agreement giving rise to a breach, default or an event of default (howsoever described) under any contractual agreements (other than the Finance Documents) entered into by the Company or any member of the Group (or the payment of which is guaranteed by the Company or any member of the Group).
3.UNDERTAKINGS
3.1Support for the Notes Amendments
Each Party shall on or before any Implementation Milestone applicable to it use all reasonable endeavours (and, in the case of the Company, shall use all reasonable endeavours to procure that each member of the Group, to the extent applicable, shall) to take all actions which it is able to take and which are necessary or reasonably desirable in order to support, facilitate, implement, consummate or otherwise give effect to the Notes Amendment, provided such action is consistent with this Agreement, including:
(a)agreeing the form of the Notes Amendment Documents;
(b)consenting to and executing all Notes Amendment Documents to which it is a party;
(c)executing and delivering, within any reasonably requested time period, any other document to which it is a party, giving any notice, confirmation, consent, order, instruction or direction in its power, and making any application or announcement, which, in each case, is consistent with and may be necessary or reasonably desirable to support, facilitate, implement or otherwise give effect to the Notes Amendments;
(d)otherwise voting (or instructing its proxy or other relevant person to vote, to the extent it is legally entitled to instruct that person to vote), and exercising any powers or rights available to it (including in any board, shareholders’ or creditors’ meeting, or in any other process requiring voting or approval), in each case to the extent legally possible, irrevocably and unconditionally in favour of:
(i)any matter requiring approval under the relevant Finance Documents, including providing any consent or instruction to the Trustee and/or the Security Agent;
(ii)any matter requiring shareholder or board approval (including the Company or any Obligor holding all relevant shareholder meetings and board meetings); and
(iii)any other matter requiring a resolution, instruction, waiver, consent, amendment or other approval.
3.2Support for the Restructuring
(a)Each Party shall on or before any Implementation Milestone applicable to it use all reasonable endeavours to (and, in the case of the Obligors, shall use all reasonable endeavours to procure that each member of the Group, to the extent applicable, shall) take all actions which it is able to take and which are necessary or reasonably desirable in order to support, facilitate, implement, consummate or otherwise give effect to all or any part of the Restructuring, provided such action is consistent with this Agreement and the Restructuring Term Sheet, including:
(i)providing all information which may reasonably be necessary or desirable to support, facilitate, implement or otherwise give effect to the Restructuring (unless such information is subject to an obligation of confidentiality owed to a third party, in which case the relevant Party shall promptly use reasonable endeavours to procure the consent of the beneficiary of that obligation of confidentiality to allow such disclosure of information to be made);
(ii)executing and delivering, within any reasonably requested time period, any other document, giving any notice, confirmation, consent, order, instruction or direction, and making any application or announcement, which, in each case, is consistent with and may be necessary or reasonably desirable to support, facilitate, implement or otherwise give effect to the Restructuring;
(iii)if reasonably requested by the Company, providing confirmation to any person that it fully supports the Restructuring and opposes any other action that might prejudice the Restructuring;
(iv)preparing and filing for any legal process or proceedings to which it is a party, and supporting petitions or applications to any court or authority, in each case which are contemplated by this Agreement, the Restructuring Term Sheet or which are necessary or reasonably desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;
(v)voting (or instructing its proxy or other relevant person to vote, to the extent it is legally entitled to instruct that person to vote), and exercising any powers or rights available to it (including in any board, shareholders’ or creditors’ meeting, or in any other process requiring voting or approval), in each case to the extent legally possible, irrevocably and unconditionally in favour of:
(A)any matter requiring approval under the relevant Restructuring Documents and/or the relevant Finance Documents, including instructing any agent, trustee, security agent or other administrative party (as applicable);
(B)any restructuring procedure used to implement the Restructuring; and
(C)any other matter requiring a resolution, instruction, waiver, consent, amendment or other approval under any documentation relating to the Restructuring, or in the context of any Enforcement Action required to implement the Restructuring, in each case, which is consistent with and necessary or reasonably desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;
(vi)maintaining in full force and effect any necessary Authorisation required under any applicable law or regulation of a relevant jurisdiction to:
(A)enable it to perform its obligations under the Restructuring Documents; and
(B)ensure the legality, validity, enforceability or admissibility in evidence in the relevant jurisdictions of any Restructuring Document to which it is or will be a party, subject to any applicable Reservations;
(vii)(at the cost and expense of BGHL) granting any powers of attorney and complying with any legal requirements, including (without limitation) the granting of any ultimate beneficial ownership deeds, that may be necessary or reasonably desirable to implement the Restructuring;

(viii)to the extent applicable, complying with the Restructuring Term Sheet at the time and in the manner contemplated therein;
(ix)(at the cost and expense of BGHL) instructing counsel to support petitions or applications to any court that are necessary or desirable to support, facilitate, implement, consummate or otherwise give effect to the Restructuring;
(x)(at the cost and expense of BGHL) providing other necessary instructions to its counsel and/or its financial advisors to take all actions that are necessary or desirable with respect to the Restructuring and to cooperate with the counsel and financial advisors of the other Party;
(xi)making any amendments to any Finance Documents (to which they are a party and to the extent the required consents are provided by any person that is not a Party) which are needed to support, facilitate, implement consummate or otherwise give effect to the Restructuring;
(xii)(at the cost and expense of BGHL) providing any other instructions that are necessary or desirable to support, facilitate, implement consummate or otherwise give effect to the Restructuring;
(xiii)to the extent applicable, complying with the Restructuring Term Sheet and Restructuring Documents at the time and in the manner contemplated therein;
(b)No Party shall (and, in the case of the Obligors, shall use all reasonable endeavours to procure that no member of the Group shall) take, encourage, assist or support (or procure that any other person takes, encourages, assists or supports) any action which would, or would reasonably be expected to, breach or be inconsistent with this Agreement or the Restructuring Term Sheet, or delay, impede, frustrate or prevent the implementation or consummation of the Restructuring, including:
(i)challenging, objecting to, encouraging or supporting any challenge or objection to any terms of the Restructuring and/or any other step proposed to support, facilitate, implement, consummate or otherwise give effect to all or any part of the Restructuring;
(ii)commencing, taking, supporting or actively assisting (or requesting, instructing or procuring that any other person commence, take, support or actively assist) any judicial, arbitration, regulatory proceedings or any other action, which would, or would reasonably be expected to:
(A)be inconsistent with, or otherwise delay, impede, frustrate, or prevent the implementation of the Restructuring; or
(B)breach or be inconsistent with any term of this Agreement, including supporting, negotiating or preparing any alternative restructuring, refinancing, recapitalisation, arrangement, composition or other procedure, in respect of any member of the Group, that is inconsistent with this Agreement or the Restructuring Term Sheet; or
(iii)voting (or instructing its proxy or other relevant person to vote, to the extent it is legally entitled to instruct that person to vote) in favour of any and aspect of the Restructuring or any application, compromise, insolvency proceeding, alternative restructuring, refinancing, recapitalisation, amendment, waiver, consent or other proposal which would:
(A)be inconsistent with, or otherwise delay, impede, frustrate, or prevent the implementation of the Restructuring; or
(B)breach or be inconsistent with any term of this Agreement or the Restructuring Term Sheet,

save that nothing in this Clause 3.2(b) (Support for the Restructuring) shall prevent or otherwise hinder the Company’s best efforts to obtain an alternative deal which:
X.would result in the full and final discharge of all amounts outstanding under the Finance Documents by 16 June 2023; or
Y.which the Company and AlbaCore agree is a more attractive alternative to the Restructuring for AlbaCore and the Noteholders,
(an “Alternative Transaction”), provided that:
(A)the Strategic Committee remain involved in all relevant discussions pertaining to such Alternative Transaction with the Company’s advisers and the relevant parties;
(B)the Strategic Committee provides updates to the Noteholders no less frequently than on a weekly basis on any Alternative Transaction proposals; and
(C)the use of the Company’s best efforts to obtain an Alternative Transaction shall not adversely affect or impede the implementation of the Restructuring and shall not result in the Company failing to meet any Implementation Milestone.
3.3Restructuring Documents
(a)Each Party shall, in respect of the Restructuring Documents to which it will be a party or in respect of which it will have an economic or legal interest (and, where necessary, the Obligor shall use all reasonable endeavours to procure that the relevant members of the Group will):
(i)enter into negotiations in good faith and use all reasonable endeavours to agree the Restructuring Documents in a form consistent in all material respects with this Agreement and the Restructuring Term Sheet in order to implement and consummate the Restructuring as soon as reasonably practicable after the entry into this Agreement and, in any event, on or before the Restructuring Longstop Time;
(ii)in each case once in Agreed Form, approve, execute, notarise (as applicable), deliver, make, issue and/or support in accordance with Clause 3.2(a) (Support for the Restructuring) (as applicable) such Restructuring Documents as soon as reasonably practicable and, in any event, in accordance with and by the deadline for any step or at the time of any step set out in the Implementation Milestones; and
(iii)ensure that the applicable Restructuring Documents shall provide as a condition to the effectiveness of the Restructuring that all invoiced and outstanding fees, costs and expenses of the professional advisers to the Noteholders and to the Group have been or will be paid on or prior to completion of the Restructuring,
(b)No Party will be obliged to execute, deliver, make, issue and/or support in accordance with Clause 3.2(a) (Support for the Restructuring) a Restructuring Document which includes any provision, or brings into effect any document, which is not consistent in all material respects with this Agreement and the Restructuring Term Sheet, unless such inconsistency has been agreed in accordance with the terms of Clause 8 (Amendments and waivers).
3.4Potential impediments to the Notes Amendments or the Restructuring
Each Party shall (and each Obligor shall use all reasonable endeavours to procure that each member of the Group will) promptly notify each other Party of any matter or circumstance which it knows, or believes would reasonably be expected, to be a material impediment to the implementation of the Notes Amendments or implementation or consummation of the Restructuring, unless it reasonably believes that any other person has already notified the Parties of any such matter or circumstance, or such notification would breach any applicable law, regulation or rules of any relevant stock exchange or governmental or other regulatory authority.
3.5Notification of breaches
Each Party shall promptly notify each other Party of:
(a)any representation or statement made or deemed to be made by it under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;
(b)the details of any breach by it of any undertaking given by it under this Agreement; and
(c)the details of any fact, matter or circumstance which permits (or would permit if not cured within any applicable grace period) a Party or Parties to terminate this Agreement.
3.6Additional undertakings by the Company and the Obligors
(a)The Company and each Obligor undertakes (and shall use all reasonable endeavours to procure that each member of the Group undertakes (to the extent applicable to it)) to use all reasonable endeavours to:
(i)cooperate with the Noteholders in order to implement the Restructuring in accordance with this Agreement and the Restructuring Term Sheet including:
(A)convening all meetings of its creditors which are required to consider any resolutions and/or decisions in relation to the Restructuring;
(B)convening all meetings of directors which are required to consider any resolutions and/or decisions in relation to the Restructuring; and
(C)making all securities and other filings and announcements and publishing all documents and making all submissions required in connection with the matters contemplated by this Agreement as and when necessary to effect the Restructuring and/or comply with all applicable laws;
(ii)provide to the Noteholders copies of any written information which is distributed to the Group’s shareholders or creditors generally on or after the date of this Agreement;
(iii)supply promptly to the Noteholders (or the Noteholder Advisors) all tax advice received by the Issuer or any member of the Group from Deloitte LLP in relation to the likely tax consequences of the Restructuring including, for the avoidance of doubt, the tax structuring paper prepared by Deloitte LLP for the implementation and consummation of the Restructuring, which shall be provided on a reliance basis to the Noteholders (the “TSM”), the final version of which shall be delivered as a condition to the occurrence of the Restructuring Effective Time (or such later date as agreed between the Company and the Noteholders);
(iv)pay, or cause to be paid, any invoiced and outstanding fees, costs and expenses of Kirkland & Ellis and any other counsel to be appointed in any jurisdiction, in each case as professional legal advisers to the Noteholders upon production of proper invoices, on the dates and pursuant to the terms set out in the fee letter entered into between the Company and Kirkland & Ellis;

(v)promptly (and in any event within one (1) Business Day) notify the Noteholders (or the Noteholders’ Advisers on its behalf) if it becomes aware that the Company or any Obligor may not, or no longer, be willing or able to work towards the agreement, facilitation, implementation or consummation of the Restructuring (such notice, a “Non-cooperation Notice”);
(vi)procure, or provide such assistance as may reasonably be required by the Noteholders for the purpose of procuring, receipt of any Authorisation or clearance required in connection with the Restructuring, including receipt of all necessary governmental and material third party approvals and consents (including anti-trust, regulatory and/or FDI approvals), which authorisations, approvals and consents shall not be subject to unfulfilled conditions and in respect of which all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on completion of the Restructuring, provided that requests made and assistance given by members of the Group pursuant to this Clause 3.6(a) (Additional undertakings by the Company and the Obligors) shall be made via the Company’s Advisers in the first instance.
(b)The Company and the Obligors shall not (and shall procure that each other member of the Group shall not) except as contemplated by the Restructuring Documents, take any action, or exercise any rights it may have to instruct, approve or agree to take any action, the effect of which will result in (or is reasonably likely to result in):
(i)any change to its capital structure, an increase in the authorised share capital of, or the taking of any steps with a view to issuing any share in, or any, option, warrant or other right in respect of its share capital;
(ii)the entry into, amendment to or termination of any material contract, lease, license or financing arrangement (except for transactions already consummated or committed to prior to the date of this Agreement provided that the Company and/or an Obligor has disclosed details of such transactions to the Noteholders on or prior to the date of this Agreement) including in respect of settling or paying any claim arising out of such termination;
(iii)creating, incurring, assuming or suffering to exist any financial indebtedness or any lien upon any of the Group’s property, assets or revenues;
(iv)the making of any payment of principal or interest to, or for the benefit of, creditors in respect of any financial indebtedness outstanding as at the date of this Agreement other than (i) any payment of interest to the Noteholders under the terms of, and pursuant to, the Finance Documents, or (ii) in full and final discharge of all amounts outstanding under the Finance Documents;
(v)the disposal or transfer of any material asset of the Group (including any intellectual property);
(vi)the making of any payment or investment or acquisition or purchase outside of the ordinary course of trading;
(vii)the declaration or making of any payment of any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital), other than pursuant to an intragroup facility (excluding any intragroup payments to the Company);
(viii)the repayment or distribution of any dividend or share premium reserve, the payment of any interest or principal on any shareholder loan or loan notes or redeeming, repurchasing, defeasing, retiring or repaying any of its share capital or resolving to do so;

(ix)paying or allowing any member of the Group to pay any management, advisory, monitoring or other fee of any description, or making any other payment (including by way of reimbursement of legal, financial, technical or operational adviser fees) to or to the order of any shareholder (or Affiliate, Related Entity or Connected Person of such person (other than any member of the Group));
(x)entering into any transaction, business undertaking or any other arrangement with any shareholder (or Affiliate, Related Entity or Connected Person of such person (other than any member of the Group));
(xi)the resignation of any Obligor under (and as defined in) the Finance Documents; or
(xii)setting or amending (A) the terms and conditions of employment, any employment, services or consulting agreement of any Senior Manager so as to increase the compensation to be paid to such persons, or (B) the terms and conditions of any management incentive plan, save for in relation to any retention or management incentive package as agreed with the Noteholders, except, in each case:
(A)(in respect of paragraph (iii) only) in connection with the Bridge Notes Facility Amendment;
(B)other than in respect of paragraphs (x), (xi) and (xii), where the relevant action would be permitted under the Finance Documents;
(C)as required by the terms of the Restructuring Term Sheet or expressly contemplated by the Implementation Milestones;
(D)with the prior consent of the Majority Noteholders;
(E)where the relevant action is imposed by, or arises out of, the operation of any law, rule, regulation or order; and
(F)where the payment is a payment of any retainer amounts which are agreed and disclosed to the Noteholders prior to the date of this Agreement.
(c)In the event the Company or any Obligor is in breach of any of its obligations in Clause 3.6(b), this shall not give rise to any cause of action against any Obligor or the Company for damages or otherwise. The Noteholders’ agree that their sole remedy in respect of such breach shall be their right to terminate this Agreement in accordance with the provisions set out in Clause 5 (Termination).
(d)Neither the Company nor any Obligor shall assign any of its rights or transfer any of its rights or obligations in respect of, or declare or create any trust of any rights, title, interest or benefits in respect of, this Agreement, any debt owed to it by any other member of the Group or any shares that it holds in any other member of the Group to, or in favour of, any person, unless such assignments, transfers or trusts are required by or created under or pursuant to the Finance Documents or the Restructuring Documents or otherwise implemented with the consent of the Majority Noteholders.
3.7Additional undertakings by the Noteholders
(a)Each Noteholder agrees to give all such instructions and directions as may be necessary, if any, to the Security Agent or the Trustee (as applicable) in order to comply with its obligations under Clauses 3.1 (Support for the Notes Amendments) and 3.2 (Support for the Restructuring).
(b)By executing this Agreement and notwithstanding any term to the contrary in any Finance Document, each Noteholder acknowledges and submits to the jurisdictions necessary to support, facilitate, implement or consummate or otherwise give effect to all or any part of the Restructuring as contemplating in the Restructuring Term Sheet and the Noteholders agree that they shall enter an appearance formally in connection with the Restructuring where required to implement the Restructuring, as reasonably requested by the Company or be willing to be joined formally to such proceedings as a defendant (if required by the applicable court).
4.LIMITATIONS
Nothing in this Agreement shall:
(a)constitute, and should not be construed as, an offer or invitation to sell or issue securities or otherwise constitute an invitation or inducement to any person to become a member of, apply for, exchange, purchase, underwrite, subscribe to or otherwise acquire securities in or issued by any new holding company, any member of the Group or any other person;
(b)require any Party or its directors to take any action which would breach:
(i)any law or regulation or fiduciary duty;
(ii)any order or direction of any relevant court or governmental body; or
(iii)the terms of any Non-disclosure Agreement entered into by a member of the Group and such Party, in each case provided that such breach cannot be avoided or removed by taking reasonable steps which would not otherwise cause material disadvantage to such Party;
(c)restrict any director or officer of any member of the Group from complying with:
(i)any fiduciary, common law, regulatory or legal obligation, including to commence insolvency proceedings in respect of that member of the Group if that director or officer reasonably considers (on the basis of written legal advice that he or she has received) it is required to do so, provided that such entity shall as soon as practicably possible (and in any case at least two (2) Business Days prior to any filing (to the extent practicable and legally possible) notify the Noteholders’ Advisers if it concludes that reasons or circumstances have occurred or may occur that may make it more likely that it is necessary or advisable to file for insolvency proceedings notwithstanding the support provided under the terms of this Agreement; or
(ii)any applicable securities laws in respect of any member of the Group;
(d)require any member of the Group to take or procure that any action is taken or otherwise comply with a provision of this Agreement if any member of the Group has not received all Authorisations of any governmental or regulatory authority that are reasonably necessary in order to take or procure the taking of that action or otherwise comply with that provision of this Agreement, provided that such member of the Group has used its commercially reasonable endeavours to obtain that Authorisation.
(e)require any member of the Group (or its directors, officers, agents or employees) to procure that an entity which has ceased to be a member of the Group takes any action or performs any obligation under this Agreement or any Restructuring Document;
(f)oblige any Noteholder (or any director, manager, or officer of that Noteholder) to incur any liability, including any out-of-pocket expense, or to make any equity, debt or other financing available to any member of the Group, or to provide any indemnity in favour of any person, other than as expressly contemplated by this Agreement, the Restructuring Term Sheet, or any other Restructuring Document or otherwise expressly agreed with that Noteholder (provided that, for the avoidance of doubt, no Noteholder shall be obliged to incur any material out-of-pocket expenses in connection with its undertakings under Clauses 3.2(a)(iv) (Support for the Restructuring), 3.7(b) (Additional undertakings by the Noteholders);
(g)prevent or otherwise restrict any Noteholder from taking any step, or giving any instruction to the Trustee and/or the Security Agent, to facilitate the Restructuring in accordance with the Finance Documents; or
(h)prevent or otherwise restrict any Noteholder from providing debt financing, equity capital, discretionary money management, corporate finance, investment banking, investment advisory, private management, risk management activities, arbitrage and sales and trading activities, or other services (including advisory services) or from carrying on its activities in the ordinary course, in each case which are independent from the transactions contemplated by this Agreement and subject to appropriate information barriers and other policies being in place.
5.TERMINATION
5.1Automatic termination
This Agreement will terminate automatically on the earlier to occur of:
(a)the Restructuring Effective Time;
(b)the Restructuring Longstop Time; and
(c)full and final discharge of all amounts outstanding under the Finance Documents.
5.2Voluntary termination
This Agreement may be terminated by the mutual written agreement of the Company and the Majority Noteholders.
5.3Voluntary termination by the Company
The Company may, by giving written notice to the other Parties, terminate this Agreement if:
(a)any Noteholder does not comply with any undertaking in this Agreement or if any representation or warranty of any Noteholder under this Agreement proves to have been incorrect or misleading in any material respect when made, and that failure or misrepresentation has, or could reasonably be expected to jeopardize the successful conclusion of the Restructuring or have, a Material Adverse Effect, in each case unless the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Company delivering a notice to the Noteholder alleging such a failure to comply or such misrepresentation;
(b)if an order of a governmental body or court of competent jurisdiction restraining or otherwise preventing the implementation of the Restructuring has been made and has not been revoked, withdrawn or dismissed within fifteen (15) Business Days of it being made; and
(c)entry into the Restructuring would be reasonably likely to put any Obligor in breach of any law or regulation applicable to it.
5.4Voluntary termination by the Noteholders
This Agreement may be terminated with immediate effect upon written notice to the Company at the election of the Majority Noteholders:
(a)if an order of a governmental body or court of competent jurisdiction restraining or otherwise preventing the implementation of the Restructuring has been made and has not been revoked, withdrawn or dismissed within ten (10) Business Days of it being made;

(b)upon the occurrence of an Insolvency Event (other than an Insolvency Event required to implement or consummate the Restructuring);
(c)upon the occurrence of an Event of Default that is continuing other than any such Event of Default that is the subject of a forbearance under Clause 2 (Forbearances);
(d)entry into the Restructuring would be reasonably likely to put the Noteholders in breach of any law or regulation applicable to it;
(e)if the Company or any other Obligor has provided a Non-cooperation Notice in accordance with Clause (a)(v) (Additional undertakings by the Company and the Obligors) or has otherwise evidenced in writing that it is no longer willing or able to work towards the agreement, facilitation, implementation or consummation of the Restructuring;
(f)if any representation or warranty of any Obligor under this Agreement proves to have been incorrect or misleading in any material respect and if capable of remedy, is not remedied or waived within five (5) Business Days from the earlier of the date on which the relevant Obligor (as applicable) becomes aware of the misrepresentation or is given notice of such misrepresentation by the Noteholders;
(g)
(i)if any Obligor fails to comply with Clause 3.1 (Support for the Notes Amendments), 3.2 (Support for the Restructuring), 3.3 (Restructuring Documents) or 3.6 (Additional undertakings by the Company and the Obligors); or
(ii)if any Obligor fails to comply with any other provision of this Agreement that (A) is, in the opinion of the Majority Noteholders (acting reasonably), material in the context of this Agreement or the proposed Restructuring or (B) where that failure has, or would reasonably be expected to have, in the opinion of the Majority Noteholders (acting reasonably) a Material Adverse Effect;
in each case, unless the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Noteholders delivering a notice to the Obligor (as applicable) (in each case with a copy to the Company) alleging such a failure to comply;
(h)if the Majority Noteholders become aware after the date of this Agreement as a result of ongoing diligence, structuring and tax of an event or circumstance that could be expected to have a Material Adverse Effect only after taking into account any relevant mitigating factors or circumstances; and
(i)if the Majority Noteholders have reasonably and in good faith finally determined and notified all other Parties in writing that the completion of the Restructuring by the Restructuring Longstop Time is not possible (and such notification shall be promptly provided by the Majority Noteholders following any such determination).
5.5No termination for own breach
Notwithstanding any other Clause in this Agreement, nothing in this Agreement permits any Party to terminate this Agreement as a result of its own breach of this Agreement.
5.6Effect of termination
(a)Upon any termination in accordance with this Clause 5 and subject to Clause 5.5, the relevant Party or Parties shall be immediately released from all their obligations and shall have no rights under this Agreement, provided that such termination and release shall not affect:

(i)in the case of termination expressed to apply solely in respect of a Party, the rights, obligations, and liabilities of the other Parties;
(ii)any accrued rights in respect of breaches of this Agreement which occurred before such termination; and
(iii)the application of the provisions of Clauses 1 (Interpretation), 4 (Limitations), 5.6 (Effect of termination), 7 (Confidentiality), 9 (Specific performance), 10 (Parties’ rights and obligations), 11 (Remedies and waivers), 12 (Reservation of rights), 17 (Notices) and 20 (Governing law and jurisdiction) which will remain in full force and effect.
5.7Notification of termination
The Company shall promptly notify all Parties if it becomes aware that this Agreement has been terminated pursuant to this Clause 5.
6.REPRESENTATIONS AND WARRANTIES
6.1All party representations
(a)Each Party represents and warrants to the other Parties on the date of this Agreement by reference to the facts and circumstances then existing on the date of this Agreement that:
(i)it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction or incorporation or formation;
(ii)the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable, subject to any applicable Reservations;
(iii)it has the power to enter into, exercise its rights under, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the relevant Notes Amendment Documents and Restructuring Documents, in each case, to which it is a party;
(iv)the entry into and performance by it of, and the transactions contemplated by, this Agreement and the relevant Notes Amendment Documents and Restructuring Documents, in each case, to which it is a party do not and will not conflict with or result in a breach of any terms of its constitutional documents or any shareholder, investment or similar agreement directly or indirectly binding on it;
(v)as far as it is aware, the entry into and performance by it of, and the transactions contemplated by, this Agreement, the relevant Notes Amendment Documents and Restructuring Documents, in each case, to which it is a party do not and will not conflict with any law or regulation applicable to it; and
(vi)all Authorisations required to make this Agreement admissible in evidence in its jurisdiction of incorporation and any jurisdiction where it conducts a material part of its business, including all required corporate approvals, have been obtained or effected and are in full force and effect
6.2Obligors’ representations
On the date of this Agreement, each Obligor by reference to the facts and circumstances then existing on the date of this Agreement, represents and warrants to the other Parties that:
(a)it has good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorisations to use, all material assets necessary to carry on its business as presently conducted if and to the extent that failure to do so would have, or would reasonably be expected to have, a Material Adverse Effect;

(b)has the power to own its assets and carry on its business as it is being conducted;
(c)the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable, subject to any applicable Reservations;
(d)all Authorisations required to make this Agreement admissible in evidence in its jurisdiction of incorporation and any jurisdiction where it conducts a material part of its business, including all required corporate approvals, have been obtained or effected and are in full force and effect;
(e)it has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect, and no labour disputes are current or, to the best of its knowledge and belief, threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect;
(f)except in the case of Babylon Singapore Pte Limited, to its knowledge having made due and careful enquiry, no order has been made, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it or any other member of the Group, and no analogous procedure has been commenced in any jurisdiction;
(g)the intercompany balances that have been provided to the Noteholders’ Advisers in the Data Room to date were true and accurate in all material respects as at the date the information is expressed to be given;
(h)all written information and documentation material to the matters contemplated by this Agreement (other than projections and estimates) provided by the Company or any member of the Group (including the Company’s Advisers) to the other Parties (or their respective advisers) or any other report delivered in connection with any part of the Restructuring (whether in the Data Room or otherwise) has been prepared with the intention that it be true and accurate in all material respects as at the date of production or (as the case may be) as at the date the information was expressed to be given, and without any intention to be misleading in any respect;
(i)all projections and estimates provided to any Party or its advisers on or before the date of this Agreement (including, without limitation, any cashflow and liquidity forecasts, daily cash positions and similar updates) have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied;
(j)except as disclosed to the Noteholders’ or the Noteholders’ Counsel prior to the date of this Agreement, it is not aware (having made reasonable enquiry) that any counterparty to any of its or its Subsidiaries’ material contracts, licences, Authorisations or financing documents has served notice to terminate or has communicated an intention to terminate or seek to renegotiate such material contracts, licences, Authorisations or financing documents in connection with this Agreement or the Restructuring; and
(k)except as disclosed to the Noteholders’ or the Noteholders’ Counsel prior to the date of this Agreement, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, would reasonably be expected to have a Material Adverse Effect have been started or (to the best of its knowledge and belief having made due and careful enquiry) threatened against it or any of its Subsidiaries, nor are there any circumstances likely to give rise to any such litigation, arbitration or administrative proceedings, other than the proceedings contemplated to be taken under this Agreement.
6.3Company representations
The Company represents and warrants to the other Parties on the date of this Agreement and by reference to the facts and circumstances then existing on the date of this Agreement that:

(a)neither it nor any member of the Group is the legal owner of, or has any beneficial interest in, any Debt as at the date of this Agreement; and
(b)to its knowledge having made due and careful enquiry, no order has been made, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of it, and no analogous procedure has been commenced in any jurisdiction, other than the proceedings contemplated to be taken under this Agreement.
6.4Noteholder representations
Each Noteholder represents and warrants to the other Parties on the date of this Agreement and by reference to the facts and circumstances then existing on the date of this Agreement that
(a)other than pursuant to this Agreement, its Debts are free and clear from any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind (an “Encumbrance”), to the extent that any such Encumbrance would prevent in any way such Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;
(b)it has made its own independent appraisal of, and investigation into, all risks arising in respect of the business of the Company and the Group or under or in connection with the Restructuring, this Agreement and any associated documentation that it considers sufficient and reasonable for purposes of entering into the Restructuring, Restructuring Documents, Notes Amendment Documents, this Agreement and any associated documentation, and has independently concluded that its entry into the Restructuring, Restructuring Documents, Notes Amendment Documents, this Agreement, and any associated documentation is in its own best interests and (if applicable) the interests of any person it acts for or represents; and
(c)it has the power to vote, deal with, approve changes to, dispose of and transfer all of its Debt as contemplated by this Agreement.
7.CONFIDENTIALITY
7.1General restrictions and permissions
Without prejudice and subject to the terms of any confidentiality undertaking between any member of the Group and any other Party, confidential information about any member of the Group, the Notes Facility Amendments, the Restructuring Term Sheet, this Agreement (including the identity of any Party) and any of the transactions contemplated by them (the “Confidential Information”), other than information excluded from this restriction under Clause 7.2 (Excluded Information) below, must not be disclosed by any Party to any person, provided that:
(a)the Obligors may disclose the existence of this Agreement and such high-level terms of the Restructuring as may be agreed by the relevant disclosing Party with the Noteholders (or the Noteholders’ Advisers on their behalf) in advance of such disclosure;
(b)the Obligors may disclose this Agreement to any of their Connected Persons and to any other minority shareholder of the Company which is not a signatory to this Agreement, provided that, prior to such disclosure, the relevant Connected Person or minority shareholder is informed of its obligation to keep the terms of this Agreement confidential on the terms of this Clause 7 (Confidentiality) (unless already bound by law, regulation, or professional duty to keep the same confidential);
(c)each Noteholder may disclose this Agreement and its terms to:
(i)the Noteholder’s Connected Persons for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Notes Facility Amendments, the Restructuring Term Sheet, and this Agreement;
(ii)the Noteholders and the Connected Person of the Noteholders for the purpose of discussing, negotiating, preparing, executing, implementing or consummating the transactions contemplated by the Notes Facility Amendments, the Restructuring Term Sheet and this Agreement;
(iii)any actual or potential co-investors provided that, prior to such disclosure, such co-investor is informed of its obligation to keep the terms of this Agreement confidential on the terms of this Clause 7 (unless already bound by law, regulation, or professional duty to keep the same confidential); and
(iv)any other person or entity that has signed a confidentiality or non-disclosure agreement with the Company which has substantially the same effect as this Clause 7.
(d)this Agreement (and any related notices) may be disclosed:
(i)to the Security Agent and the Trustee, and any successor or prospective successor of any such agents (and respective professional advisers), in each case, provided such party has agreed with the Company to keep the terms of this Agreement confidential on the terms of this Clause 7;
(ii)to the court as part of the evidence to be submitted in connection with the Restructuring;
(iii)as required by the laws, rules or regulations of any country with jurisdiction, or if this Agreement is requested to be disclosed by a court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, or as required the rules of any relevant listing authority or stock exchange on which the shares of any Party are listed or traded, provided that:
(A)any person required to make an announcement pursuant to this sub-paragraph (iii) must consult with the Company before making the relevant announcement; except that
(B)sub-paragraph (A) does not apply where the requirement is to make an immediate announcement with no time for consultation, or where a person is not able to disclose the nature and/or the content of the proposed announcement due to applicable law or regulation;
(iv)to a court, scheme adjudicator, arbitrator or administrative tribunal in the course of proceedings before it to which the disclosing Party is a party in a case where such disclosure is required by such proceedings or is necessary in connection with enforcing any right, power or remedy it may have under a document to which it is a party; and
(v)by one Party to another Party and its Connected Persons.
7.2Excluded information
The restrictions imposed by Clause 7.1 (General restrictions and permissions) shall not apply in respect of any information:
(a)which is, or becomes, generally available to the public other than as a direct or indirect result of the information being disclosed by a Party in breach of Clause 7.1 (General restrictions and permissions);
(b)which was available to the receiving party on a non-confidential basis prior to disclosure by the disclosing Party;

(c)which was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the disclosing Party’s knowledge, after reasonable enquiry, is not under any confidentiality obligation in respect of that information; and/or
(d)which was lawfully in the possession of the receiving party free from any restriction as to use before the information was disclosed by the disclosing Party.
7.3Public announcements
Subject to Clause 7.1 (General restrictions and permissions), no Party shall make, and the Company shall procure that no member of the Group makes, any public announcement regarding this Agreement, the Notes Facility Amendments or the Restructuring unless the contents of that announcement have been agreed with the Company and the Noteholders (or the Noteholders’ Advisers on their behalf), provided that nothing shall restrict the issuance by any member of the Group of any public announcement which may be required by law (including the duties of the directors of any member of the Group), regulation or applicable listing rules following reasonable consultation with the Noteholders (or the Noteholders’ Advisers on their behalf), unless the requirement is to make an immediate announcement with no time for consultation.
8.AMENDMENTS AND WAIVERS
(a)The provisions of this Clause 8 (Amendments and waivers) are subject to Clause 11 (Remedies and waivers).
(b)Any term of this Agreement (including, for the avoidance of doubt, the Restructuring Term Sheet) may be amended or waived only with the prior written consent of the Company and the Majority Noteholders.
9.SPECIFIC PERFORMANCE
Without prejudice to any other remedy available to any Party, the obligations of the Parties under this Agreement may, subject to applicable law, be the subject of specific performance by the relevant Parties. Each Party acknowledges that damages are not an adequate remedy for any breach of its obligations under this Agreement.
10.PARTIES’ RIGHTS AND OBLIGATIONS
(a)Subject to Clause 10(c), the obligations of each Party under this Agreement are separate and independent obligations. Failure by a Party to perform its obligations under this Agreement shall not affect the obligations of any other Party under this Agreement. No Party is responsible for the obligations of any other Party under this Agreement.
(b)The rights of each Party under or in connection with this Agreement are separate and independent rights. Each Party may separately and independently enforce its rights under this Agreement.
(c)Each member of the Group that is party to this Agreement shall be jointly and severally liable for the obligations, undertakings and liabilities under this Agreement of each other member of the Group that is party to this Agreement.
11.REMEDIES AND WAIVERS
(a)No failure to exercise, nor any delay in exercising, on the part of any Party, any right or remedy under this Agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this Agreement.
(b)No election to affirm this Agreement on the part of any Party shall be effective unless it is in writing.
(c)No single or partial exercise of any right or remedy shall prevent any further or other exercise of such right or remedy or of any other right or remedy.

(d)The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.
12.RESERVATION OF RIGHTS
(a)Except as expressly provided in this Agreement, this Agreement does not amend or waive any Party’s rights under the Finance Documents or any other document or agreement, or any Party’s rights as creditors of the Company or any member of the Group.
(b)The Parties fully reserve any and all of their rights that are unaffected by this Agreement.
(c)If this Agreement is terminated by any Party for any reason, the rights of that Party against the other Parties to this Agreement and those other Parties’ rights against the terminating Party shall be fully reserved.
13.SUCCESSORS AND ASSIGNS
This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns.
14.COUNTERPARTS
This Agreement may be executed in any number of counterparts, which may be delivered by electronic mail in portable document format (pdf). This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
15.PARTIAL INVALIDITY
If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction:
(a)neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction will in any way be affected or impaired; and
(b)the invalid provision will be deemed to be replaced with a legal provision that is as close as possible to the original.
16.RELATIONSHIP WITH OTHER DOCUMENTS
(a)Notwithstanding the terms of this Agreement, the Finance Documents shall continue in full force and effect, and each Party shall continue to comply with the terms of any Finance Document to which it is party, subject to the terms of this Agreement.
(b)In the event of any inconsistency between:
(i)this Agreement and any Finance Document, this Agreement shall prevail; or
(ii)this Agreement and any Restructuring Document, the relevant Restructuring Document shall prevail.
17.NOTICES
(a)Any communication to be made under or in connection with this Agreement shall be made in writing in English and may be made by letter or electronic mail.
(b)The contact details of the Parties for all communications under or in connection with this Agreement are in the case of each Party as at the date of this Agreement, that set out next to its signature belowor such substitute contact details as a Party may notify to each other Party by not less than five (5) Business Days’ notice.

(c)Any communication or document to be made or delivered to any one or more Obligor under or in connection with this Agreement shall be copied to the Company’s Counsel.
(i)The Company’s Counsel’s address for such purposes (or for any notice or communication delivered directly to the Company’s Counsel) is:
Latham & Watkins LLP
FAO: Bruce Bell and Anu Yerramalli
99 Bishopsgate
London EC2M 3XF
GARDEN.LWTEAM@lw.com

(d)Any communication or document to be made or delivered to the Noteholders under or in connection with this Agreement shall be copied to the Noteholders’ Counsel.
(i)The Noteholders’ Counsel’s address for such purposes (or for any notice or communication delivered directly to the Noteholders’ Counsel) is:
Kirkland & Ellis International LLP
FAO: Thomas Jemmett and Ben Isherwood
30 St Mary Axe
London EC3A 8AF
KE_ProjectGarden@kirkland.com
(e)Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:
(i)if by letter:
(i)delivered in person, when it has been left at the relevant address;
(ii)sent by post, five (5) Business Days after being deposited in the post, postage prepaid, in an envelope addressed to it at that address; or
(iii)sent by international priority courier delivery, three (3) days after delivery to such courier, and, if a particular department or individual is specified as part of its address details provided above, if addressed to that department or individual; and
(iv)if by e-mail, when actually received in legible form.
18.OBLIGORS’ AGENT
(a)The Company and each Obligor (each, an “Appointor”) by its execution of this Agreement irrevocably appoints the Company to act on its behalf as its agent in relation to this Agreement and irrevocably authorises:
(i)the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations, and give such confirmations of security, capable of being given, made or effected by any Appointor notwithstanding that they may affect the Appointor, without further reference to or the consent of that Appointor; and
(ii)each Party to give any notice or other communication to that Appointor pursuant to this Agreement to the Company, and in each case the Appointor shall be bound as though the Appointor itself had given the notices or executed or made the agreements or effected the amendments, supplements or variations, given the confirmations of security, or received the relevant notice or other communication and each Party may rely on any action purported to be taken by the Company on behalf of that Appointor.
(b)Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company as agent for the Appointors or given to the Company as agent for the Appointors under this Agreement on behalf of another Appointor shall be binding for all purposes on that Appointor as if that Appointor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications for the Company as agent for the Appointors and any other Appointor, those of the Company as agent for the Appointors shall prevail.
19.ENTIRE AGREEMENT
This Agreement and the Restructuring Documents set out the Parties’ entire understanding of the Restructuring and supersede any previous Agreement between any of the Parties with respect to the Restructuring.
20.GOVERNING LAW AND JURISDICTION
20.1Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
20.2Jurisdiction
(c)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).
(d)The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(e)Each Party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, a claim form or any other document to be served under the Civil Procedure Rules) may be served on any party by being delivered to or left for that party at its address for service of notices under Clause 17 (Notices).
20.3Service of process
(f)Without prejudice to any other mode of service allowed under any relevant law:
(i)each Obligor (other than an Obligor incorporated in England and Wales) irrevocably appoints BGHL as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and
(ii)each Party agrees that failure by an agent for service of process to notify it of the process will not invalidate the proceedings concerned.
(g)If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Obligors must promptly (and in any event within twenty-five (25) Business Days of such event taking place) appoint another agent on terms acceptable to the Noteholders. Failing this, the Noteholders may appoint another agent for this purpose.
THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

Schedule 1
OBLIGORS

Obligor	Original Jurisdiction	Registration number (or equivalent, if any)
Babylon Holdings Limited	Jersey	115471
Babylon Group Holdings Limited	England and Wales	14707874
Babylon Healthcare Inc.	Delaware, United States	7309557
Babylon Partners Limited	England and Wales	08493276
Babylon Inc.	Delaware, United States	6861190

Schedule 2
RESTRUCTURING TERM SHEET
This Restructuring Term Sheet is subject to: (i) further due diligence (including tax, structuring, legal, commercial and financial due diligence), review and comment by relevant local counsel, negotiation, execution and delivery of mutually acceptable definitive documentation and satisfaction of all conditions precedent that may be specified in such definitive documentation, including the Framework Implementation Agreement; and (ii) Noteholders receiving all necessary investment committee and other internal approvals.
Nothing in this Restructuring Term Sheet should be deemed an admission or opinion of any person as to the value of any member of the Group or of the Group as a whole or any of its assets. Nothing in this term sheet shall constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be prohibited.
This Restructuring Term Sheet is governed by English law. The matters set out in this Restructuring Term Sheet are summary terms and are not intended to include all the terms and conditions which will be set out in full in the Restructuring Documents.
Capitalised terms used in this Restructuring Term Sheet but not otherwise defined shall have the meaning given to such term in the Framework Implementation Agreement.

a)Restructuring Terms [1]
1.	Implementation
a)If the Notes have not been refinanced or repaid by 16 June 2023, AlbaCore may demand repayment of the Bridge Notes on 5 Business Days’ notice no earlier than 16 June 2023. The Bridge Notes and (as a result of the springing maturity under the Existing Notes) the Existing Notes will become due and payable on the relevant payment date specified in the notice.
b)BHL will confirm prior to such payment date whether or not it will be in a position to repay the Bridge Notes and the Existing Notes.
c)BHL directors will resolve to appoint Administrators at BHL to effect a pre-packaged sale of the Transferring Assets to the Purchaser.
d)The transaction will be implemented in a tax efficient manner in consultation with the Company’s tax advisors, Deloitte LLP.

1.	Administrator	Administrator to be agreed, subject to agreement on satisfactory appointment terms. AlbaCore reserves the right to make an out of court appointment of an administrator or receiver in the event appointment terms cannot be agreed by 16 June 2023.
1.	Seller	BHL (in administration) (or, if appointed, a receiver acting as agent of BHL) and any other entities that own any part of the Transferring Assets (as defined below)
1.	Purchaser	A new SPV bidco incorporated by the Noteholders.
1.	Intercompany Loans
Intercompany loans owing by Obligors to any member of the Group not comprising a Transferring Asset (as defined below) (the “RemainCo Entities”) to be transferred or released for nil consideration (subject to tax input).

1 Indicative dates and deadlines are subject to agreement on the regulatory timeline.

1.	BHL Cash
Noting that all cash balances are subject to security in favour of the Noteholders, all cash balances in the RemainCo Entities shall be transferred to Babylon Group Holdings Limited (“BGHL”) or a BGHL Subsidiary prior to the Restructuring Effective Date, subject to a right for BHL and such other Subsidiaries to retain an amount to be agreed to fund the wind down of the RemainCo Entities only (see Solvent Wind-Down below).

1.	Hive-down	BHL’s equity and other interests in Babylon International Limited and other BHL subsidiaries to be agreed to be transferred to BGHL for agreed consideration, which may be nil.
1.	Transferring Assets
On the Restructuring Effective Date or as soon as reasonably practicable thereafter, the Seller shall transfer all rights, title and interests in all equity interests and other instruments in: (i) BGHL, and (ii) BHL’s other subsidiaries to be agreed subject to further commercial, financial and legal diligence (the “Transferring Assets”).

1.	Consideration	The Purchaser shall pay total consideration to the Seller of USD1 plus a release of BHL as an Obligor of the Notes (see Treatment of Notes below).
1.	Treatment of Notes
Subject to tax, on or after the Restructuring Effective Time, the existing Notes will be amended, maturities extended and the Notes partially equitized / released.

BGHL or a new holding entity to be confirmed will become Issuer of the Notes and BHL shall be released as an Obligor from all its obligations and liabilities under the Bridge Notes, Existing Notes and the Interim Facility, or AlbaCore will execute a transaction with substantially the same economic effect.

1.	New Money	The Purchaser shall use reasonable endeavours to procure a further USD200m new money injection into the restructured group following the Restructuring Effective Time.
1.	Sale Agreement	Sale agreement to be administration asset sale agreement, with customary protections to be included for Administrators/Seller for transactions of this nature.
1.	Transitional Services Agreement
A transitional services agreement is to be agreed between the Purchaser and Seller, which will include a list of transitional services to be provided at cost by the Seller and/or Administrator (the “Transition Services”), including:

a)assistance with implementation of internal and external PR / communications strategy;
b)orderly transition, including the Seller using its reasonable endeavours to facilitate the Purchaser obtaining the consents of all relevant applicable counterparties to relevant agreements to the proposed novation or assignment, as appropriate, of each of the Seller’s rights under a list of contracts to be agreed;
c)subject to diligence and agreement, transfer of all support functions (such as HR, legal and compliance); and
d)other items to be agreed.

All of the above terms will be documented in a transitional services agreement (“TSA”) and a list of the transitional services to be provided at cost by the Seller and/or Administrators will be included as a schedule to the TSA. If applicable, the TSA will include transitional services to be provided by the Seller and/or Administrator to the RemainCo Entities.

1.	Representation and Warranties	No representations and warranties to be given by the Seller or the Administrators. Purchaser to provide customary warranties for transactions of this nature.

1.	Exclusions of liability	Standard administrator exclusions of liability for transactions of this nature to be included.
1.	Security Releases	Security Agent shall release the security over the Transferring Assets.
1.	Conditions Precedent
To include customary conditions precedent for a transaction of this nature including completion of satisfactory diligence and:

a)assumption of Noteholders’ and Group’s Advisor fees and expenses by BGHL;
b)the TSM;
c)antitrust and regulatory clearance and approvals (if required); and
d)settlement of the outstanding disputes with a technology vendor and a former executive that were disclosed to AlbaCore prior to the execution of the Framework Implementation Agreement;
e)[others].

1.	Indemnity
Without prejudice to any requests from the Administrators for wider indemnification, the Purchaser shall indemnify and hold harmless the Seller and the Administrators against any Taxes triggered by the Restructuring, costs, expenses, liabilities, and/or claims actually suffered or incurred by the Seller and the Administrators (together, “Losses”) arising out of:

a)transferring the Transferring Assets;
b)any use by the Purchaser of a Transferring Asset or the transfer and possession of any Transferring Assets by the Purchaser; and
c)the failure by the Purchaser to apply for or obtain the necessary or appropriate consents and/or licenses for the transfer or to have the benefit of any Transferring Asset,

in each case, provided that such Losses:

a)shall be excluded to the extent that they relate (A) solely to the Seller’s (or any of its affiliates or other related parties) steps, act or omissions prior to the Restructuring Effective Date; or (B) financial position, insolvency and/or entry of the Seller (or any of its affiliates or other relates parties) into administration (or related insolvency proceedings),

b)shall be excluded to the extent they result from a material breach of the terms of the Restructuring Documents by the Seller or the Administrator (or their directors, officers, advisers, or agents);

c)shall be excluded to the extent they result from the wilful misconduct or fraud of the Seller or the Administrators (or their directors, officers, advisers, or agents); and

d)have been notified to the Purchaser in writing within 6 years of the Restructuring Effective Date,

(the “Indemnity”).

No amount can be claimed for any costs and expenses paid or recovered pursuant to the terms of any other Restructuring Document.

The Indemnity will be subject to a cap to be agreed with the Administrators.

To the extent that the Seller or the Administrator has the benefit of any insurance policy in respect of any Losses that the Purchaser has paid to Seller or the Administrator pursuant to the Indemnity, the Purchaser shall be subrogated to the rights of the Seller or the Administrator under such insurance policy.

1.	Solvent Wind-down
BHL and the RemainCo Entities, subject to due diligence as to the liabilities of each such entity and subject to a cap to be agreed in respect of any funding support to be provided by the Purchaser, it shall be the aim to facilitate the winding-up of these entities on a solvent basis.
No further exposure, obligation or liability between BGHL group and RemainCo group except as expressly contemplated by the Restructuring Documents.
Purchase of adequate D&O insurance (subject to cap) to be agreed.

1.	Releases
The Restructuring Documents shall include mutual and reciprocal releases on customary terms for the benefit of the Parties (including, without limitation, releases for the directors of the Company), provided that:
a)subject to the provision set out in paragraph (b) below, there shall be no releases in respect of any instances of actionable misconduct or fraud that are uncovered by due diligence undertaken prior to the Restructuring Effective Time; and
b)in the event that an incident of actionable misconduct is uncovered by due diligence, no Party shall be obliged to provide a release in respect of the alleged incident to the individual who is responsible for such misconduct, but the Parties agree that releases shall otherwise be provided on customary terms.

1.	Costs and Expenses	BGHL shall cover (i) AlbaCore costs and expenses in relation to the Restructuring, and (ii) other fees, costs expenses and amounts to be agreed, including the Group’s professional advisor fees and Special Committee remuneration.

Schedule 3
IMPLEMENTATION MILESTONES
Note: These Implementation Milestones are purely indicative. Whilst parties agree to use all reasonable endeavours to comply with the provisions relating to the Implementation Milestones set out in the Framework Implementation Agreement, it is acknowledged by all Parties that certain circumstances may not permit this.

No.	Implementation Milestone	Indicative Date

1.	Engagement of financial advisor to take administrator role.	12 May 2023
1.	Intercompany loans owing by Obligors to BHL or RemainCo Entities are transferred or released for nil consideration (subject to tax input).	2 June 2023
1.	[Optional step – Ali to be replaced as sole director of BGHL prior to debt pushdown.]	[TBD]
1.	BGHL or a new holding entity to be confirmed will become Issuer of the Notes and BHL shall become a Guarantor.	2 June 2023
1.	BHL equity and other interests in Babylon International Limited and other subsidiaries to be agreed are transferred to BGHL for nominal / nil consideration (subject to tax).	2 June 2023
1.	All cash balances in the RemainCo Entities are transferred to BGHL or a BGHL subsidiary, subject to right for BHL and such other Subsidiaries to retain an amount to be agreed to fund the wind down of the RemainCo Entities only.	2 June 2023
1.	All restructuring CPs (including, among other things, completion of diligence, antitrust and regulatory analysis are satisfied).	2 June 2023
1.	Noteholders demand repayment of the Bridge Notes.	9 June 2023 (or “T” if later than 16 June 2023)
1.	Noteholders provide comfort letters and forbearances to guarantors of the Notes, except BHL.	9 June 2023 or T
1.	BHL confirms whether it will be in a position to repay the Bridge Notes and the Existing Notes.	16 June 2023 (or T+5 Business Days)
1.	The Bridge Notes become due and payable.	16 June 2023 (or T+5 Business Days)
1.	The Existing Notes become payable as a result of the springing maturity.	16 June 2023 (or T+5 Business Days)
1.	BHL directors resolve to appoint Administrators at BHL to effect a pre-packaged sale of the Transferring Assets to the Purchaser.	16 June 2023 (or T+5 Business Days)
1.	The Administrators are appointed at BHL.	16 June 2023 (or T+5 Business Days)
1.	The Seller transfers all rights, title and interests in the Transferring Assets to the Purchaser.	16 June 2023 (or T+5 Business Days)
1.	The Seller and Purchaser enter into the Transitional Services Agreement.	16 June 2023 (or T+ 5 Business Days)

Schedule 4
EXISTING NOTEHOLDERS

Entities
ALBACORE PARTNERS III INVESTMENT HOLDINGS DESIGNATED ACTIVITY COMPANY
ALBACORE PARTNERS II INVESTMENT HOLDINGS D DESIGNATED ACTIVITY COMPANY
ALBACORE STRATEGIC INVESTMENTS LP
VITALITY (IRELAND) FINANCING DESIGNATED ACTIVITY COMPANY
SC ACG EU PD SÀRL

BRIDGE NOTEHOLDERS

Entities
ALBACORE PARTNERS III INVESTMENT HOLDINGS DESIGNATED ACTIVITY COMPANY
ALBACORE PARTNERS II INVESTMENT HOLDINGS D DESIGNATED ACTIVITY COMPANY
ALBACORE STRATEGIC INVESTMENTS LP
VITALITY (IRELAND) FINANCING DESIGNATED ACTIVITY COMPANY
SC ACG EU PD SÀRL

SIGNATORIES
THE COMPANY

BABYLON HOLDINGS LIMITED
By:
_______________________________
Name:
Title:

Garden – Framework Implementation Agreement – Signature Pages

THE OBLIGORS BABYLON HOLDINGS LIMITED
By:
_______________________________
Name:
Title:

Garden – Framework Implementation Agreement – Signature Pages

BABYLON PARTNERS LIMITED
By:
_______________________________
Name:
Title:

Garden – Framework Implementation Agreement – Signature Pages

BABYLON GROUP HOLDINGS LIMITED
By:
_______________________________
Name:
Title:

Garden – Framework Implementation Agreement – Signature Pages

BABYLON HEALTHCARE INC.
By:
_______________________________
Name:
Title:

Garden – Framework Implementation Agreement – Signature Pages

BABYLON INC.
By:
_______________________________
Name:
Title:

Garden – Framework Implementation Agreement – Signature Pages

ALBACORE CAPITAL LLP
signing for and on behalf of:

ALBACORE PARTNERS III INVESTMENT HOLDINGS DESIGNATED ACTIVITY COMPANY
ALBACORE PARTNERS II INVESTMENT HOLDINGS D DESIGNATED ACTIVITY COMPANY
ALBACORE STRATEGIC INVESTMENTS LP
VITALITY (IRELAND) FINANCING DESIGNATED ACTIVITY COMPANY
SC ACG EU PD SÀRL

By:
_______________________________
Name:
Title:

Garden – Framework Implementation Agreement – Signature Pages